                                                Filed Pursuant to Rule 424(b)(3)
                                                      REGISTRATION NO. 333-32756

           PROSPECTUS SUPPLEMENT NO. 3 DATED OCTOBER 25, 2000 TO THE
                       PROSPECTUS DATED JUNE 30, 2000 OF
                              CURAGEN CORPORATION


     This Prospectus Supplement No. 3 amends the information in the table under the caption "Selling Holders" in the Prospectus dated June 30, 2000, as supplemented on August 7, 2000 and September 15, 2000, by deleting the information contained in the table regarding the Selling Securityholders and substituting therefor the following table:


Name of Security Holder        Principal Amount of        Common Stock Owned      Common Stock Offered    Common Stock Owned
                             Debentures Beneficially                                                     After Completion of
                              Owned and Offered (in                                                          The Offering
                                   thousands)

AIG SoundShore Holdings,                $ 8,725                   136,696                 136,696                     0
 LTD

AIG SoundShore                          $ 2,500                    39,168                  39,168                     0
 Opportunity Holdings
 Fund LTD

AIG SoundShore Strategic                $ 1,106                    17,328                  17,328                     0
 Holding
 Fund LTD

Alta Partners Holdings LDC              $ 4,000                    62,669                  62,669                     0

Argent Classic                          $ 5,875                    92,045                  92,045                     0
 Convertible Arbitrage
 Fund (Bermuda) L.P.

BNP Arbitrage SNC                       $ 3,750                    58,752                  58,752                     0

BNP Cooper Neff                         $   250                     3,917                   3,917                     0
 Convertible Strategies
 Fund, L.P.

CFFX, L.L.C.                            $ 1,000                    15,667                  15,667                     0

Chartwell Investment                    $ 1,000                    15,667                  15,667                     0
 Partners

CLSP, L.P.                                   --                   534,079                 226,913               307,166

CLSP-SBS I, L.P.                             --                    81,034                  81,034                     0

CSLP-SBS II, L.P.                            --                    30,397                  30,397                     0

CLSP II, L.P.                                --                    36,656                  36,656                     0

Credit Research and                     $   680                    10,654                  10,654                     0
 Trading LLC

Credit Suisse First                     $ 2,200                    34,468                  34,468                     0
 Boston Corporation

Deephaven Domestic                      $ 3,500                    54,835                  54,835                     0
 Convertible Trading LTD

Depository Trust Company                $35,658                   558,662                                             0

Deutsche Bank                           $11,000                   172,339                 172,339                     0
 Securities, Inc.

Donaldson, Lufkin and                   $ 4,125                    64,627                  64,627                     0
 Jenrette Securities
 Corporation

Family Services Life                    $   300                     4,700                   4,700                     0
 Insurance Co.

Fidelity Financial Trust                $ 6,000                    94,003                  94,003                     0

Fir Tree Value Fund LP                  $ 7,041                   110,309                 110,309                     0

Fir Tree Institutional                  $ 2,611                    40,902                  40,902                     0
 Value Fund LP

Fir Tree Value Partners                 $   725                    11,352                  11,352                     0
 LDC II

Fir Tree Value Fund LP #2               $ 1,000                    15,667                  15,667                     0

Guardian Life                           $ 6,500                   101,837                 101,837                     0
 Insurance Co.

Guardian Pension Trust                  $   200                     3,133                   3,133                     0

JMG Capital Partners LP                 $ 4,688                    73,448                  73,448                     0

JMG Convertible                         $   500                     7,834                   7,834                     0
 Investments LP

JMG Triton Offshore Fund                $ 8,207                   128,581                 128,581                     0
 LTD

J.P. Morgan Securities, Inc.            $ 3,000                    47,002                  47,002                     0

KBC Financial Products                  $   200                     3,133                   3,133                     0

Lyxor Master Fund                       $ 2,750                    43,085                  43,085                     0

Merrill Lynch Convertible               $   250                     3,917                   3,917                     0
 Fund, Inc.

Michael Angelo, LP                      $ 3,250                    50,918                  50,918                     0

Morgan Stanley & Co.                    $ 2,500                    39,168                  39,168                     0

Paloma Securities LLC                   $ 1,000                    15,667                  15,667                     0

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

Pequot Partners                              --                 3,638,000               1,500,000             2,138,000
 Fund, LP

Pequot International                         --                 1,500,000               1,500,000                     0
 Fund, Inc.

Quantum Industrial                           --                 3,626,517                 281,250             3,345,267
 Partners LDC

Quantum Partners LDC                         --                   281,250                 281,250                     0

R2 Investments LDC                      $ 6,500                   101,837                 101,837                     0

Sagamore Hill Hub                       $   250                     3,917                   3,917                     0
 Fund Ltd.

St. Thomas Trading, Ltd.                $    50                       783                     783                     0

Tribeca Investments LLC                 $29,825                   467,275                 467,275                     0

Value Line Convertible                  $   500                     7,834                   7,834                     0
 Fund, Inc.

Warburg Dillon                          $    30                       470                     470                     0
 Read LLC

     This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus dated June 30, 2000. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information about their debentures in transactions exempt from the registration requirements of the Securities Act.

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